Exhibit 6.4

AMENDMENT NO. 8

TO

LOAN AND SECURITY AGREEMENT

This Amendment No. 8 to Loan and Security Agreement (“Amendment”) is made this 24 day of September, 2019, by and between CRESTMARK, A DIVISION OF METABANK, a federal savings bank, whose address is 5480 Corporate Drive, Suite 350, Troy, MI 48098 ("Crestmark"), as assignee of Crestmark Bank, COHERIX, INC., a Delaware corporation, whose chief executive office is located at 3980 Ranchero Drive, Ann Arbor, MI 48108 ("Borrower"), and DWIGHT D. CARLSON (“Validity Guarantor” and “Guarantor”). This Amendment amends that certain Loan and Security Agreement executed August 19, 2016, as amended by Amendment No. 1 dated February 1, 2017, Amendment No. 2 dated April 26, 2017, Amendment No. 3 dated June 8, 2017, Amendment No. 4 dated September 14, 2017, Amendment No. 5 dated March 23, 2018, Amendment No. 6 dated October 4, 2018 and Amendment No. 7 dated March 13, 2019 (as so amended, the "Agreement").

BACKGROUND:

The parties have executed the Agreement and Loan Documents;

The Borrower and Guarantor are indebted and/or obligated to Crestmark without offset or deduction pursuant to the Agreement and the Loan Documents all of which are in full force and effect; and

Borrower, Crestmark and Guarantor, desire to modify and amend certain terms, conditions, covenants and obligations contained in the Agreement and the Loan Documents.

Accordingly, the parties agree as follows:

1.       DEFINED TERMS:

Capitalized terms that are not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

2.       AMENDMENT AND MODIFICATION TO THE AGREEMENT:

A.       Section 2(a) of the Schedule to the Agreement is hereby deleted in its entirety, and in lieu thereof, the following is inserted:

“2(a)       Four Million and 00/100 Dollars ($4,000,000.00) (“Maximum Amount”); or”

B.       Section 2(b)(ii) of the Schedule to the Agreement, up until the words “Eligible Accounts”, is hereby deleted in its entirety, and in lieu thereof, the following is inserted:

“(ii)	the Borrowing Base, not to exceed One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000.00), which shall be reduced by $83,000.00 each month, plus interest, beginning on October 15, 2019 and on the fifteenth day of each month thereafter until the Borrowing Base is reduced to zero; provided, however, if either the Borrower or Account Debtor Panasonic (“Panasonic”) chooses to terminate the Technical Collaboration and Licensing Agreement between Borrower and Panasonic, or such Agreement expires and is not renewed, then the Borrowing Base is immediately reduced to zero, and any indebtedness still due and owing under the Borrowing Base shall become immediately due and payable in full.

(subparagraphs (i) – (ii) are collectively the Advance Formula).”

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3.       REAFFIRMATION OF GUARANTY:

As a specific inducement to Crestmark to enter into the Agreement, Validity Guarantor and Guarantor have executed a Validity Guaranty dated August 17, 2016 and Second Amended and Restated Limited Personal Guaranty dated of even date herewith, as amended (the “Validity Guaranty” and “Personal Guaranty”, respectively). Validity Guarantor and Guarantor hereby acknowledge and agree to the amendments and modifications set forth above and reaffirm the Validity Guaranty and Personal Guaranty with respect to all liabilities, obligations and the Indebtedness therein guaranteed as herein amended and modified. Validity Guarantor and Guarantor further acknowledge that Validity Guarantor and Guarantor remain liable in accordance with the terms of the Validity Guaranty and Personal Guaranty without offset or counterclaim. Validity Guarantor and Guarantor also acknowledge and agree that Validity Guarantor’s and Guarantor’s liability under each Guaranty is limited as set forth in the Validity Guaranty and Personal Guaranty.

4.       EXPENSES:

In consideration of the extension of the loan and the execution of this Amendment, Borrower will pay Crestmark a fee of $5,000.00, which fee is fully earned as of the date hereof, and non-refundable. Borrower will promptly pay all expenses, fees and costs incurred by Crestmark with respect to the preparation, execution, and delivery of this Amendment, and all other documents contemplated herewith, including reasonable attorneys' fees.

5.       NO WAIVER:

Borrower acknowledges that the execution of this Amendment does not constitute a waiver or cure of any Default, whether matured or otherwise, if any, that previously existed or now exists under the Agreement or any Loan Document. By execution of this Amendment, Crestmark will not be deemed to have waived any of its rights or remedies under the Agreement or any Loan Document.

6.       SURVIVAL, REAFFIRMATION, AND NO DEFENSES:

Each undersigned Borrower and Guarantor agrees, in all capacities in which the signatory has executed the Agreement or any of the Loan Documents, as follows:

A.       That, except as herein expressly modified or amended, all terms, conditions, covenants, representations and warranties contained in the Agreement and the Loan Documents are true and correct, continue to be satisfied in all respects and are legal, valid and binding obligations. The undersigned hereby ratify, agree to and confirm the Agreement and the Loan Documents and consent to and acknowledge this Amendment.

B.       That payment of the Indebtedness is the valid obligation of Borrower and Guarantor and, as of the date hereof, Borrower and Guarantor have absolutely no defenses, claims, rights of set-off or counterclaims against Crestmark or the payment of the Indebtedness. This Amendment shall not impair the rights, remedies and Collateral given in the Agreement and the Loan Documents.

C.       That the liability of the undersigned howsoever arising or provided for in the Agreement and the Loan Documents is hereby reaffirmed.

7.       RELEASE:

In consideration of Crestmark executing this Amendment, Borrower and Guarantor do each hereby release and discharge Crestmark of and from any and all claims, harm, causes of action, liabilities, injuries, expenses (including attorneys’ fees) and damages of any and every kind, known or unknown, legal or equitable, which Borrower or Guarantor have against Crestmark from the date of Borrower's and Guarantor's first contact with Crestmark up to the date of this Amendment. Borrower and Guarantor confirm to Crestmark that they have reviewed the effect of this release with legal counsel of their choice, or have been afforded the opportunity to do so, prior to the execution of this Amendment and each acknowledges and agrees that Crestmark is relying upon this release in executing this Amendment.

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8.       CONFIRMATION OF LIEN UPON COLLATERAL:

The Borrower acknowledges and agrees that pursuant to the terms of the Agreement, the obligations of the Borrower and the Indebtedness are secured by a first priority lien and security interest in the Collateral (as defined in the Agreement). The Collateral is and shall remain subject to and encumbered by the lien, charge, and encumbrance of the Agreement, and nothing contained herein shall affect or be construed to affect the lien or encumbrance created by the Agreement or the priority thereof.

9.       NO ORAL MODIFICATION:

This Amendment may only be altered or modified by written instrument duly executed by Borrower and Crestmark.

The parties hereto have executed this Amendment the day and year first appearing above.

“CRESTMARK”

Crestmark, a division of MetaBank
a federal savings bank

By: /s/ Patricia Oakes
Patricia Oakes
Its: Vice President

“BORROWER”

Coherix, Inc.
a Delaware corporation

By: /s/ Dwight D. Carlson
Dwight D. Carlson
Its: CEO

The undersigned Validity Guarantor and Guarantor, by signing this Amendment, agrees he has read and understands this Amendment and agrees to all of its terms.

“VALIDITY GUARANTOR”

/s/ Dwight D. Carlson
Dwight D. Carlson, Individually

“GUARANTOR”

/s/ Dwight D. Carlson
Dwight D. Carlson, Individually

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Fifth AMENDED AND RESTATED

PROMISSORY NOTE

Principal Amount $4,000,000.00	Troy, Michigan

Dated: August 19, 2016

Amended and Restated: September 14, 2017

Second Amended and Restated: March 23, 2018

Third Amended and Restated: October 4, 2018

Fourth Amended and Restated: March 13, 2019

Fifth Amended and Restated: September 24, 2019

This Promissory Note (“Note”) is made by the Borrower who has signed this Note. The Borrower promises to pay to the order of CRESTMARK, a division of MetaBank, a federal savings bank (“Crestmark"), as assignee of Crestmark Bank, ON DEMAND, at its offices located at 5480 Corporate Drive, Suite 350, Troy, Michigan 48098 or at such other place as Crestmark or the person that then holds this Note designates in writing, the principal amount set forth above or such lesser or greater amount as may then be due under the Agreement (as defined below), plus interest, fees and expenses as hereinafter provided. All payments that are made must be made in lawful money of the United States of America in immediately available funds. Borrower does not have any right to offset, deduction, or counterclaim from the amount due.

This Note is referred to in and was delivered pursuant to the Loan and Security Agreement (“Agreement”) dated August 19, 2016, as amended by Amendment No. 1 dated February 1, 2017, Amendment No. 2 dated April 26, 2017, Amendment No. 3 dated June 8, 2017, Amendment No. 4 dated September 14, 2017, Amendment No. 5 dated March 23, 2018, Amendment No. 6 dated October 4, 2018, Amendment No. 7 dated March 13, 2019 and Amendment No. 8 to Loan and Security Agreement of even date herewith between Borrower and Crestmark under which Advances, repayment and further Advances may be made from time to time, pursuant to the provisions of the Agreement. Reference is made to the Agreement for additional terms relating to this Note and the security given for this Note. Any capitalized terms used in this Note, if not defined in this Note, will have the meanings assigned to such terms in the Agreement.

The outstanding principal balance of this Note will bear interest based upon a year of 360 days with interest being charged for each day the principal amount is outstanding including the date of actual payment. The interest rate with respect to the Accounts Receivable Line of Credit will be a rate which is equal to two (2.00%) percentage points in excess of that rate shown in the Wall Street Journal as the prime rate (the “Effective Rate”). Interest on this Note will change with each change in the prime rate so published. If at any time Crestmark either abandons the use of the Wall Street Journal prime rate or the Wall Street Journal prime rate is no longer published, then Crestmark will establish a similar replacement rate in its sole discretion. Notwithstanding the foregoing, at no time will the Effective Rate be less than seven and one half of one percent (7.50%) per annum.

Borrower must pay interest on the principal amount which is outstanding each month in arrears commencing on the first day of the month following the funding of the transaction, and continuing on the first day of each month thereafter until the Obligations are fully paid. If the Agreement so provides, interest will also be payable at the same rate on all other sums constituting Obligations. If any payment is due on a day which Crestmark is not open for business, then payments will be made on the next business day. Payments will be applied in the manner provided in the Agreement. If Borrower at any time pays less than the amount then due, Crestmark may accept such payment, but the failure to pay the entire amount due is a Default. The (i) failure of Borrower to comply with the provisions of the Agreement or (ii) failure to pay the Obligations following demand will permit Crestmark to charge the Extra Rate. The “Extra Rate” shall mean the Effective Rate plus eight (8.00%) percent per annum.

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Should Borrower make any payment by mail, the payment must be actually received by Crestmark before the payment is credited but payment is still subject to the Clearance Days as defined in the Schedule to the Agreement. Borrower assumes all risk resulting from non-delivery or delay, in delivery of any payment no matter how the payment is delivered.

If Borrower elects to prepay this Note and/or terminate the Agreement, Borrower may do so, but only upon payment of all the Obligations, including the Exit Fee set forth in the Schedule.

It is the intent of the parties that the rate of interest and other charges to Borrower under this Note shall be lawful; therefore, if for any reason the interest or other charges payable hereunder are found by a court of competent jurisdiction, in a final determination, to exceed the limit Crestmark may lawfully charge Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be credited to the outstanding principal balance of this Note, or if no such amount is outstanding, refunded to Borrower.

Borrower waives any obligation of Crestmark to present this Note for payment or to give any notice of nonpayment or notice of protest and any other notices of any kind. The liability of the Borrower is absolute and unconditional, without regard to the liability of any other party.

The Borrower will reimburse Crestmark for all costs and expenses including attorneys’ fees incurred by Crestmark in enforcing its rights under this Note.

This Note amends and restates in its entirety a certain Promissory Note (Line of Credit) dated August 19, 2016, as amended by Amended and Restated Promissory Note (Line of Credit) dated September 14, 2017, Second Amended and Restated Promissory Note (Line of Credit) dated March 23, 2018, Third Amended and Restated Promissory Note (Line of Credit) dated October 4, 2018, and Fourth Amended and Restated Promissory Note (Line of Credit) dated March 13, 2019 from Borrower to Crestmark. This Note does not constitute a novation or extinguishment of the existing indebtedness evidenced by said promissory note and said indebtedness is still outstanding.

COHERIX, INC.
a Delaware corporation

By: /s/ Dwight D. Carlson Dwight D. Carlson
Its: CEO

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SECOND AMENDED AND RESTATED

LIMITED PERSONAL GUARANTY

This Second Amended and Restated Limited Personal Guaranty (“Guaranty”) is made on September 24, 2019, by Dwight Carlson (“Guarantor”) in favor of Crestmark, a division of MetaBank (“Crestmark”), as assignee of Crestmark Bank, to induce Crestmark to make a loan and/or extend or continue to extend credit to Coherix, Inc., a Delaware corporation (“Borrower”). This Guaranty amends and restates in its entirety the Amended and Restated Limited Personal Guaranty dated October 4, 2018 given by Guarantor in favor of Crestmark Bank. Guarantor has determined that executing and delivering this Guaranty is in Guarantor’s interest and to Guarantor’s benefit.

1.               Guaranty. Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Crestmark: (a) the full, prompt and unconditional payment when due of all Indebtedness (as defined in the Loan and Security Agreement between Crestmark and Borrower (as amended, the “Loan Agreement”)), including, but not limited to, principal, interest and fees on that certain $4,000,000.00 Fifth Amended and Restated Promissory Note (Line of Credit) (the "Note"), as it may be amended or restated and whether on demand, at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise; and (b) the punctual and faithful performance and observation by Borrower of all duties, agreements, covenants, representations and obligations of Borrower contained in the Loan Documents (as defined in Section 3), limited to Two Million and 00/100 Dollars ($2,000,000.00), plus interest, attorneys' fees and other collection costs incurred in enforcing this Guaranty and any of the Loan Documents. Provided, however, Guarantor's liability is unlimited with respect to the following: (a) fraud or material misrepresentation made in or in connection with the loan or the Loan Documents, including the application and financial statements submitted therewith; (b) the amount of unpaid taxes or unpaid charges for labor, materials or other charges which can create liens on any portion of the Collateral or premises; (c) the misappropriation of proceeds of insurance covering the Collateral or premises, proceeds arising from the sale or condemnation of the Collateral or premises or rentals from the premises; (d) any account receivable of the Borrower, or the documents reflecting such account receivable, against which Crestmark made a Money Advance (i) were not genuine and accurate in all respects, (ii) did not arise out of a completed, bona fide sale and delivery of goods and rendition of services in the ordinary course of business, or (iii) were subject to offset, deduction or counterclaim; (e) any Borrower Certificate delivered to Crestmark is otherwise not true and correct in all respects; (f) any account debtors of Borrower are notified by Borrower or Guarantor to send payments to a party other than Crestmark or other than to the lockbox account; or (g) any inventory report submitted to Crestmark pursuant to the Loan Agreement is not true and correct in all respects. Crestmark may, in its sole discretion, apply any proceeds received from foreclosure or other realization on the Collateral, or any payments received from either Borrower or any other guarantors, to the repayment of any Indebtedness without in any way or to any extent reducing (or without it being applied to) the aforementioned limitation on Guarantor's liability. Only payments made by Guarantor pursuant to this Guaranty, and not by any other guarantor, will be applied against the limit of this Guaranty set forth above.

2.               Absolute, Unconditional and Continuing Obligation. This Guaranty is an absolute, continuing, unconditional, irrevocable and limited guaranty. Guarantor will not be relieved from any obligations under this Guaranty until this Guaranty is terminated in accordance with Section 14. The obligations and liabilities of Guarantor will continue notwithstanding any defect in the genuineness, validity or enforceability of the Indebtedness or the Loan Documents, or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of the liabilities of a surety or guarantor or which might otherwise limit recourse against Guarantor. This is a guarantee of payment and not of collection.

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3.               The Loan Documents. The Loan Agreement, the Note, and all other related documents now existing or hereafter arising and executed in connection with the loan, including all amendments and restatements thereto (collectively, the "Loan Documents"), are incorporated into and made a part of this Guaranty by reference.

4.               Continuation of Liability. The liability and obligations of Guarantor will in no way be affected, impaired, diminished or released by any action or inaction whatsoever other than the indefeasible payment in full and in cash of the Indebtedness.

5.               Unconditional Waiver of all Defenses. Guarantor unconditionally, absolutely and irrevocably waives each and every defense that under principles of guaranty or suretyship law would otherwise operate to impair or diminish the liability of Guarantor for the Indebtedness.

6.               Exercise of Rights by Crestmark against Guarantor. Anything herein to the contrary notwithstanding, it is understood and agreed that the Lender shall not seek to enforce this Limited Guaranty until such time as Lender, in Lender’s sole discretion, has determined that it has completed the liquidation of the collateral securing the Indebtedness. Thereafter, the Lender may enforce this Limited Guaranty against the Guarantor hereunder, limited as set forth in Section 1 above. Without limiting the foregoing sentence, the requirement to undertake reasonable efforts may be satisfied by sending a notification letter to Account Debtors and initiating a foreclosure by advertisement of the Inventory. All rights, powers and remedies of Crestmark hereunder and under the Loan Documents are cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Crestmark by law and by agreement.

7.               Subordination/Subrogation. In the event that Guarantor becomes obligated to pay any sums to Borrower, or in the event that Borrower or any subsequent owner of any Collateral is now or hereafter becomes indebted to Guarantor other than for customary salary and bonuses (collectively, "Debt"), the Debt will at all times be subordinate as to lien, payment and all other respects, to the Indebtedness, and Guarantor will not, among other things, accept any payment from Borrower with respect to the Debt without Crestmark's prior written consent. Furthermore, until the Indebtedness is indefeasibly paid in full and in cash, and the Loan Agreement is terminated, Guarantor hereby absolutely, irrevocably and unconditionally waives all rights Guarantor may have, at law or in equity, to seek or claim subrogation. Crestmark has no duty to enforce or protect any rights which the Guarantor may have against Borrower or any other Person, and Guarantor assumes full responsibility for enforcing and protecting such rights.

8.               Representations and Warranties. Guarantor represents, warrants and covenants to Crestmark that: (a) Guarantor has completely read and understands the Loan Documents and agrees to all those portions which apply to Guarantor; (b) Guarantor was provided an opportunity to review the Loan Documents with its legal counsel; (c) any financial statements of Guarantor furnished Crestmark are true and correct and include all contingent liabilities of Guarantor; (d) since the date of any financial statements furnished to Crestmark, no material adverse change has occurred in the financial condition of Guarantor; (e) there are no pending or threatened legal proceedings or judgments against Guarantor, and no federal or state tax liens have been filed or threatened against Guarantor; and (f) Guarantor is not in default or claimed default under any agreement for borrowed money. Guarantor agrees to immediately give Crestmark written notice of any material adverse change in its financial condition.

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9.               Expenses. Guarantor agrees to pay all expenses (including attorneys’ fees) incurred by Crestmark in connection with the enforcement of Crestmark's rights under the Loan Documents, this Guaranty, and the collection of the Indebtedness.

10.               Transfer of Assets. Guarantor further agrees that until the Indebtedness is indefeasibly paid in full, and in cash, and the Loan Agreement is terminated, Guarantor will not, without Crestmark’s prior written consent: (a) make any voluntary transfer of any of Guarantor's assets which would have the effect of materially diminishing Guarantor's present net worth; or (b) guaranty the debts or obligations of any other person or entity.

11.               Reinstatement. This Guaranty will continue to be effective or will be automatically reinstated, as the case may be, if at any time payment of all or part of the Indebtedness is rescinded or must otherwise be restored or returned by Crestmark, including in connection with Borrower’s bankruptcy or insolvency.

12.               Joint and Several Liability. The term "Guarantor" shall mean each person executing this Guaranty, each individually and together collectively, and the obligations of Guarantor and any other guarantor executing a guaranty of all or any portion of the Indebtedness will be joint and several.

13.               Assignability/Binding Effect. This Guaranty shall be assignable by Crestmark without notice to Guarantor and shall inure to the benefit of Crestmark and to any subsequent successors and assigns. In the event of the death of Guarantor, this Guaranty shall continue in effect against the estate of Guarantor.

14.               Termination. Notwithstanding anything contained herein to the contrary, the liability of Guarantor will be terminated only in the event that: (a) Borrower or Guarantor has indefeasibly paid Crestmark in cash and in full the Indebtedness; and (b) the Loan Agreement is terminated.

15.               Severability. If any provision of this Guaranty is in conflict with any statute or rule of law or is otherwise unenforceable for any reason, then that provision will be deemed null and void to the extent of the conflict or unenforceability and will be deemed severable, but it will not invalidate any other provision of this Guaranty.

16.               Complete Agreement. This Guaranty is the final, complete and exclusive expression of the agreement between Guarantor and Crestmark with respect to the subject matter of this Guaranty. This Guaranty cannot be modified or amended except in a writing signed by both Guarantor and Crestmark.

The Guarantor executes this Guaranty as of the day and year first above written.

GUARANTOR:

/s/ Dwight D. Carlson
Dwight D. Carlson

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